UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013

TELIK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31265	93-0987903
(Commission File No.)	(IRS Employer Identification No.)

700 Hansen Way

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 845-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement

In November 2010 Telik, Inc. (“we”) subleased all of the facility we previously occupied at 3165 Porter Drive in Palo Alto, California to Stanford University for the remaining term of the lease, which would have expired on May 31, 2014. As of February 2013 our remaining lease payments, that are not offset by sublease payments, total approximately $1.3 million.

On February 19, 2013 we entered into an agreement with the building landlord, ARE-San Francisco No. 24, LLC (“ARE”), an affiliate of Alexandria Real Estate Equities, Inc., under which the lease and sublease are terminated as of February 28, 2013 and we agree to pay ARE approximately $0.7 million. If we receive $15 million or more in future financing, we agree to pay to ARE an additional amount of approximately $0.6 million.

The agreement is filed as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

99.1	Agreement for Termination of Lease and Voluntary Surrender of Premises dated February 19, 2013, by and between Telik, Inc. and ARE-San Francisco No. 24, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIK, INC.

Dated: February 22, 2013

	By:	/s/ William Kaplan
William Kaplan
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

99.1	Agreement for Termination of Lease and Voluntary Surrender of Premises dated February 19, 2013, by and between Telik, Inc. and ARE-San Francisco No. 24, LLC.